UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	September 5, 2011

CHINA SKY ONE MEDICAL, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34080	87-0430322
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

No. 2158, North Xiang An Road, Song Bei District, Harbin, People’s Republic of China 150028
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:	86-451-87032617 (China)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of September 5, 2011, Mr. Stanley Hao resigned from his positions as Vice President, Secretary and director of China Sky One Medical, Inc. (the “Company”) and Ms. Han Xiao-yan resigned from her positions of Vice Chairman and director of the Company.  Mr. Hao’s and Ms. Han’s resignations were for personal reasons and were not as a result of any disagreement with the Company on any matter relating to its operations, policies or practices.

In addition, on September 5, 2011, the Company’s board of directors appointed Mr. Li Jian-ping and Mr. Zhang Wen-chao as directors to fill the vacancies resulting from the resignations by Mr. Hao and Ms. Han.

In March 2010, Mr. Li Jian-ping joined the Company as general manager in charge of the Company’s manufacturing facilities.  Prior to joining the Company, he worked as Chief Executive Officer at Longgui Pharmacuetical Company from January 1998 to August 2006; as factory assistant managing director at Heilongjiang Kangxin Pharmaceutical Company from January 1995 to November 1997; and as technologist at Harbin Pharmaceutical Group from March 1990 to May 1994.  Mr. Li graduated from China Pharmaceutical University in 1990 with a bachelor’s degree in chemistry, and from Jilin University in 2010 with a master’s degree in bio-pharmaceutical.

In March 2006, Mr. Zhang Wen-chao joined the Company as the chief engineer at the Company’s research department.  Prior to joining the Company, he was chief engineer at Global Green Technology Group from July 2003 to September 2005; and project manager at Pavay Gene Pharmaceutical Company from February 2001 to May 2003.  Mr. Zhang graduated from China Southern University of Technology in 2001 with a doctorate degree in biochemical engineering.

A copy of the press release further discussing these matters is furnished as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Form 8-K.

Exhibit No.	Description
99.1	Press Release, dated September 9, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA SKY ONE MEDICAL, INC.
(Registrant)

Date: September 9, 2011	By:	/s/ Liu Yan-qing
Liu Yan-qing
Chairman, Chief Executive Officer and President